Exhibit 99.1

HANMI BANK NAMES M. CHRISTIAN MITCHELL
TO ITS BOARD OF DIRECTORS

LOS ANGELES, CA., March 9, 2004 — Hanmi Financial Corporation (NASDAQ: HAFC), whose wholly owned subsidiary, Hanmi Bank, is one of the leading financial institutions serving the Korean-American community and other multi-ethnic communities throughout California, today announced the appointment to its Board of Directors of M. Christian Mitchell.

Mr. Mitchell, a retired partner of Deloitte & Touche, most recently served as the National Managing Partner for the firm’s Mortgage Banking and Finance Companies practice and a member of Deloitte’s National Financial Services Management Committee.

“Mr. Mitchell is a well known and respected financial expert and has advised many of the nation’s largest financial institutions on risk management, governance, regulation, financial reporting, capital markets and mergers and acquisitions.” said JW Yoo, Chief Executive Officer and President of Hanmi Financial Corporation. “We are very fortunate to have Mr. Mitchell join our Board. His financial acumen and experience will greatly assist our management and Board as we position our Company for future growth.”

Mr. Mitchell is a member of the American Institute of Certified Public Accountants, has over 27 years of experience as an auditor and consultant at Deloitte, and advised federal agencies and standard-setting organizations on important financial reporting and regulatory issues. Mr. Mitchell’s appointment increases the total number of Directors to twelve.

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 15 full-service offices in Los Angeles, Orange, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements:

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company’s real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company’s business; and changes in securities markets. In addition, Hanmi sets forth certain risks in its reports filed with the Securities and Exchange Commission, including the Company’s Form 10-Q for the quarter ended September 30, 2003 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 which could cause actual results to differ from those projected.

Contact:
Stephanie Yoon
Investor Relations
213-427-5631